Exhibit 10.1

EXECUTION VERSION

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Management Agreement”) is made and entered into as of the 13th day of October, 2009 by and among Rapid Link, Incorporated, a Delaware corporation (“Rapid Link”), Telenational Communications, Inc., a Delaware corporation (“Telenational” and collectively with Rapid Link, the “Rapid Link/Telenational Entities” or “RTE”) and Blackbird Corporation, a Florida corporation (the “Manager”). Rapid Link, Telenational and Manager are referred to individually in this Management Agreement as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Rapid Link and Manager, along with their principal shareholders, have entered into a Share Exchange Agreement, dated as of October 13, 2009 (the “Share Exchange Agreement”) pursuant to which, among other things, Rapid Link will acquire all outstanding equity securities of Blackbird in exchange for 80% of the outstanding common stock of Rapid Link (the “Share Exchange”) and certain assets of Telenational shall be transferred to a wholly-owned subsidiary of Rapid Link;

WHEREAS, the RTE have been granted and presently maintain certain federal, state and other Permits (as defined in the Share Exchange Agreement) that authorize the ownership and operation of the regulated aspects of the Core Business (as defined in the Share Exchange Agreement);

WHEREAS, in order to consummate the transactions contemplated by the Share Exchange Agreement, applicable Permits and other federal and/or state regulatory requirements require prior governmental authorizations, notices and consents;

WHEREAS, the Parties desire to establish terms and conditions pursuant to which the Parties shall, during the Term (as defined herein), seek to comply with applicable federal and state regulations and enter into contractual or other legal arrangements necessary for the consummation of the transactions contemplated by, and as a condition to the Closing under, the Share Exchange Agreement;

WHEREAS, the RTE desire, in conformity with the rules and policies of state and federal regulatory, judicial and other governmental authorities, and the terms and conditions of this Management Agreement, to enable and permit Manager to provide certain management services to Telenational and the Core Business during the Term; and

WHEREAS, the Parties desire to maintain the continued operation of the Core Business, and the associated billing, collection and administrative functions during the Term all upon and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the above recitals and mutual promises and other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

 1. Definitions.  Any capitalized term used herein, and not otherwise defined herein, shall have the meaning assigned to such term in the Share Exchange Agreement.  In addition, as used in this Management Agreement, the following terms shall have the following meanings:

(a) “A/R” means all accounts receivable owed to Telenational arising out of products sold or services provided in connection with the operation of the Core Business.

(b) “Business Expenses” means any and all (A) costs, expenses or fees associated with the operation of the Core Business (whether or not represented by invoices) to the extent that they arise or are payable at any time during the Term; and (B) Management Fees (as defined herein), all as set forth in the then current Budget.

(c) “Effective Date” means October 19, 2009.

(d) “Telecommunications Laws” shall mean:  (i) the Communications Act of 1934, as amended (47 U.S.C. Section 151 et seq.), the Federal Communications Commission rules and regulations applicable to the Rapid Link/Telenational Entities, any Subsidiary of Rapid Link; and (ii) the Telecommunications Laws, rules and regulations of the various states in which the Rapid Link/Telenational Entities or any Subsidiary of Rapid Link do business or which are otherwise applicable to the Core Business.

 2. Appointment; Operations Services.

(a) Appointment.  Subject to the ultimate control of the Core Business by the RTE, Section 6 hereof and all applicable Laws, including without limitation, all Telecommunications Laws, the RTE hereby grant to Manager, on the terms and conditions set forth herein and during the Term, (i) the right to manage and otherwise operate the Core Business as provided herein, and (ii) the right to perform the Operations Services (as defined herein) commencing on the Effective Date.

(b) Operations Services.  In addition to the responsibilities undertaken by Manager as specifically set forth herein, Manager shall provide the operations services set forth on Exhibit A (collectively, the “Operations Services”) pursuant to and in accordance with a monthly operations budget prepared by Manager and approved by the RTE; the monthly operating budget shall be substantially in the form attached hereto as Exhibit B (the “Budget”); the initial Budget shall be approved by the parties by October 31, 2009.  Notwithstanding the foregoing, Manager may modify the Budget from time to time with the prior written consent of the RTE, which consent will not be unreasonably withheld or delayed.  Manager shall not take any actions as part of the Operations Services or otherwise hereunder that would be outside of the ordinary course of the business of Telenational as conducted as of the Effective Date without the prior written consent of the RTE.

 3. Term.  This Management Agreement shall become effective on the Effective Date and shall expire on the earlier of: (a) the Closing; and (b) the time of any earlier termination of the Share Exchange Agreement in accordance with its terms or as otherwise set forth in this Section 3 (the “Term”).  Notwithstanding any other term or condition of this Management Agreement to the contrary, either Party may terminate this Management Agreement upon any material breach by the other Party of its representations, warranties, or covenants contained herein or in the Share Exchange Agreement and the breaching Party’s failure to cure such breach within ten (10) Business Days after the delivery of written notice from the non-breaching Party to the breaching Party of such breach.

 4. Accounts Receivable; Certain Ongoing Operations.

(a) All A/R (along with the cash proceeds collected with respect thereto) shall be the exclusive property of Telenational and shall be a Telenational Asset (except to the extent such proceeds are used to pay Business Expenses) as set forth in the Share Exchange Agreement.

(b) For all A/R, Telenational and Manager may, on such terms and conditions as Telenational and Manager shall mutually approve, settle and compromise any disputed A/R with any applicable obligor and/or guarantor thereof.

(c) For all Business Expenses and accounts payable, Telenational and Manager may, on such terms and conditions as Telenational and Manager shall mutually approve, settle and compromise any disputed Business Expenses or accounts payable with any applicable vendor or supplier and to take any such action necessary.

(d) On or before the Effective Date, the RTE shall have established, for the benefit of Telenational, a bank account at a nationally-recognized banking institution to serve as the primary funding source for Telenational (the “Funding Account”), subject to obtaining consent from Laurus (as defined in the Share Exchange Agreement).  The proceeds of all A/R shall be deposited in the Funding Account and the amounts therein shall be used to satisfy Telenational’s obligations to pay Business Expenses in accordance with the Budget and as set forth in Section 4(f).  Manager shall also have access to the Funding Account, and one or more representatives of Manager shall be an authorized signatory with respect to the Funding Account; provided, however, that checks in excess of $5,000 shall require the signature of a Telenational officer.

(e)  During the Term, the RTE and Manager shall, subject to Section 4(b) hereof, collect all proceeds of the A/R in the ordinary course of their business and consistent with their past practice.  Manager agrees to vigorously collect such proceeds in a customary and reasonable manner for businesses in the telecommunications industry, but at least in the same manner as it collects proceeds for Blackbird’s existing business.

(f) Upon the Closing, all existing cash in the Funding Account shall be utilized as follows:

(i) first, to pay all outstanding Business Expenses set forth in the then current Budget;

(ii) second, to pay the Management Fee (subject to Section 8); and

(iii) the remaining balance of the Funding Account (if any) shall be retained by Telenational and become part of the Telenational Assets.

(g) In the event that this Management Agreement is terminated in accordance with its terms prior to the Closing, then all existing cash in the Funding Account shall remain the property of Telenational.

 5. Management of the Core Business.

(a) During the Term, in accordance with the Budget and subject to the review, coordination and ultimate control of the Core Business by the RTE, Manager shall have the right to manage and operate the Core Business, including any and all facilities and operations authorized under or subject to regulatory approvals of any applicable Governmental Authority, as may be reasonably necessary or appropriate in the ongoing operations of the Core Business consistent with this Management Agreement, and may rely upon the Telenational employees (as provided in Section 7, below) as well as any of Manager’s employees that Manager deems necessary or desirable to rely upon for performance of its obligations pursuant hereto.  Manager shall periodically, but no less than weekly, report to designated senior officers of the RTE regarding the status or the operations of the Core Business (Manager to provide reports regarding collections, payments and billing) and any modification to the Budget.  Notwithstanding Manager’s operation of the Core Business as contemplated by the foregoing or any other provisions hereof, the RTE shall retain all ownership rights and interests in and to the Core Business, and all control of the Core Business, unless and until the same are transferred at the Closing in accordance with the terms of the Share Exchange Agreement.

(b) The Parties mutually expect and agree that Manager may immediately implement and execute upon all actions reasonably required to optimize the networks and business operations of Telenational, and to realize all reasonably achievable network and operational savings and efficiencies.  In this regard, and notwithstanding the provisions of Section 9(a), below, but subject to Section 6 and with the approval of Telenational management which shall not be unreasonably withheld or delayed, (i) Manager may change vendors, and (ii) Manager may migrate all or a portion of Telenational’s telecommunications traffic at Manager’s cost from the Telenational network onto Manager’s own network facilities.  In the case of item (ii), above, Manager shall charge the RTE (as a Business Expense to be set forth in the then current Budget) Manager’s direct cost of telecommunications services plus Telenational’s proportionate share of fixed and variable network costs; provided however, that in the event that the Share Exchange transaction is not consummated, the RTE at its sole cost may elect to have Telenational’s telecommunications traffic reverted to the Telenational network or moved to another network chosen by the RTE, and the Manager shall provide such assistance as may be reasonably necessary to accomplish the foregoing.

(c) During the Term, Manager shall be responsible for providing, to the extent falling within the scope of the Operations Services hereunder, a reasonable level of care with respect to the customers of Telenational and the Core Business (which shall be generally comparable to the level of care Manager would provide with respect to its own customers or assets and the level of care provided by the RTE to the Telenational customers in the past), and shall provide the Operations Services and other services hereunder in compliance with all applicable Laws.  Manager shall operate and manage the Core Business in a professional manner and in accordance with the Budget and applicable professional or industry standards.

(d) Each of the RTE, on its own behalf, and on behalf of its Affiliates, agrees that Manager shall not owe any fiduciary duties to the RTE or its Affiliates, in any capacity (including as a stockholder or creditor of the Company) in the performance of any of the Operations Services hereunder; provided, however, that Manager shall be subject to the duties of good faith and fair dealing.  Further, Manager shall use its reasonable best efforts to act for the benefit of the ongoing operations of Telenational.

 6. Compliance.

(a) The Parties intend and agree that this Management Agreement and the obligations to be performed hereunder shall be in full compliance with: (i) the terms and conditions of all Permits; (ii) all applicable rules, regulations and policies of the FCC; (iii) all Telecommunications Laws; and (iv) any other applicable federal, state and local Law.  If the FCC or any state Governmental Authority of competent jurisdiction determines that any provision of this Management Agreement violates such Permits or any applicable rules, regulations, policies, Telecommunications Laws, the Parties shall use all commercially reasonable efforts immediately to bring this Management Agreement into compliance therewith, consistent with the non-violative terms and provisions hereof.  It is expressly understood by the RTE and Manager that nothing in this Management Agreement is intended to give Manager any right which would be deemed to constitute a transfer by the RTE of “control” (as defined in the applicable Telecommunications Laws) of or over its operations or the Core Business or a transfer of one or more of the Permits from the RTE to Manager.

(b) Manager acknowledges and agrees that the RTE are subject to certain specific obligations and conditions with respect to the ownership, use and operation of the Core Business as are reflected in the terms of their Permits relating thereto, in addition to their general obligations of compliance with Telecommunications Laws and other applicable Laws.  As such, Manager’s management and operation of the Core Business hereunder is not intended to diminish or restrict the RTE’s compliance with their obligations before the FCC, applicable state regulatory commissions and other applicable Governmental Authorities, and notwithstanding any other provision hereof, this Management Agreement shall not be construed to interfere with the ability of the RTE to comply with the rules, regulations or directives of any governmental or jurisdictional authority with respect to the Permits or the Core Business generally.

(c) In their discretion and expense, the RTE may conduct periodic audits of the Core Business in order to ensure compliance with this Management Agreement and all applicable Laws.  In addition, the Parties both shall have reasonable access to and authority to inspect each other’s equipment and related hardware used or required for transmission and/or receipt of telecommunications, including, but not limited to, network facilities, switching equipment, customer premises equipment, and testing equipment.  Such audits and access shall be for the purpose of ensuring that the Core Business is being operated in a manner that does not violate the terms of this Management Agreement or of the Share Exchange Agreement or other ancillary agreement executed in connection with the Share Exchange Agreement or any applicable Law, or otherwise in a materially harmful or unlawful manner.

(d) The Parties shall use the Permits in the operation of the Core Business and the Telenational Assets during the Term in compliance with all applicable Laws, ordinances, rules, regulations, and restrictions, including, but not limited to, the Telecommunications Laws, local ordinances, and state regulations.  Manager recognizes that the RTE remain ultimately responsible for ensuring that the use of such Permits and the operations authorized thereunder are in compliance with the applicable rules, regulations, and policies of applicable federal and local, state or other Governmental Authorities, and shall cooperate fully with the RTE, including the provision of any lawfully-required or reasonably-requested information regarding the Core Business.

(e) During the Term, the RTE shall direct and be responsible for the preparation and filing of all applications, reports, correspondence and other documentation with all federal and state regulatory commissions relating to the acquisition, use, maintenance, or renewal of the Permits; provided that the RTE shall reasonably and in good faith coordinate and consult with Manager in the preparation and submission of such filings, and Manager shall provide, upon the reasonable request of the RTE, any information that will enable the RTE to prepare any applications, records and reports required by the FCC and local, state or other federal Governmental Authorities.

 7. Employees.  Subject to the ultimate control of the RTE over the personnel who operate the Core Business, Manager may (from time-to-time during the Term) request the services of certain current employees of the RTE whom Manager deems necessary or helpful (the “RTE Employees”) for Manager’s provision of the Operations Services and other services hereunder, and the RTE shall use all commercially reasonable efforts to continue the employment of the RTE Employees and to cause such RTE Employees to be accessible to Manager during normal business hours and to fully cooperate with Manager throughout the Term; provided, however, Manager and the RTE acknowledge that any and all RTE Employees shall be under the ultimate supervision and control of the RTE.  All costs associated with the RTE Employees including, without limitation, payroll and other benefits, shall be Business Expenses as set forth in the Budget.  The cost of terminating any RTE Employees at or prior to the end of the Term shall also be considered Business Expenses, and any accrued vacation, severance or other benefits due to RTE Employees upon termination of their employment shall be deemed Business Expenses.

 8. Management Fee; Expenses.  As consideration for Manager providing to the RTE the Operations Services described herein, Telenational hereby agrees to pay to Manager a monthly fee in the amount of $40,000 (the “Management Fee”) (such amount to be prorated on account of any partial month period during the Term based upon the actual number of days in such month).  The Management Fee shall accrue for so long as Manager is managing the Core Business and shall become due and payable in bi-monthly payments on the first and fifteenth of each month.  On the last day of the Term, the remainder of all unpaid Management Fees shall become immediately due and payable.  In accordance with the Budget, Manager shall provide working capital to pay Telenational’s costs incurred in the Core Business in the event that Telenational has insufficient funds.  Telenational shall also promptly pay for or reimburse Manager for all reasonable, necessary and ordinary out-of-pocket expenses incurred in the performance of Manager’s services hereunder including, without limitation, travel, lodging and telephone expenses incurred by representatives of Manager while traveling to and from the RTE’s facilities as may be required to provide the Operations Services that are included in the Budget.  The Manager may not pay any Management Fee unless Telenational accounts payable, as per the Budget, have been paid in a timely manner.  Manager may not incur any costs in excess of $5,000 which are not included in the Budget without prior written approval from Rapid Link management, which approval shall not unreasonably be withheld or delayed.

 9. Certain Actions.

(a) Manager and the RTE recognize that the RTE remain ultimately responsible for compliance with the terms of the Permits.  In that regard, Manager shall not, without the prior written consent of the RTE, which consent shall not unreasonably be withheld or delayed, take any of the following actions:

(i) enter into, modify, breach or terminate any material agreement relating to the Telenational Assets;

(ii) sell, assign, lease, transfer or otherwise dispose of any Telenational Assets or purchase or otherwise acquire any assets except for non-material assets acquired in the ordinary course of business consistent with past practice or excess assets no longer required in the operation of the Core Business;

(iii) alter or change any of the RTE accounting procedures or accounting practices;

(iv) initiate, settle or terminate any litigation relating to the Telenational Assets or waive any rights relating to the Telenational Assets;

(v) delay or hinder the deployment of network facilities in accordance with the RTE existing network deployment plans;

(vi) demote or terminate any RTE employee;

(vii) hire any RTE employee;

(viii) incur indebtedness outside the ordinary course of business;

(ix) enter into any agreement that would constitute a Material Contract under the Share Exchange Agreement; or

(x) cause the RTE to take any action or neglect to take any action that would constitute a default under this Management Agreement or the Share Exchange Agreement.

(b) Manager shall request the RTE consents to the actions referenced in Section 9(a) above, in writing to a person or persons to be designated by the RTE.  For purposes of this Section 9, notice and consent by any Party may be achieved by electronic mail.

 10. Exculpation; Limitation of Liability.

(a) Each Party agrees, on behalf of itself and its Affiliates, that in performing any duties hereunder, to the maximum extent permitted by applicable law, Manager and its officers, directors, employees, representatives and agents shall not be directly or indirectly liable to any Party, or any Affiliates of any Party, for damages, losses, expenses or other Liabilities, whether sounding in tort, contract or otherwise, arising from their acts or omissions, including for their active negligence, violations of federal or state securities laws, breaches of fiduciary duties, or other wrongful act of Manager or any officer, directors, employees, representatives and agents thereof, except for the acts of gross negligence or willful misconduct of such Person. Manager and its officers, directors, employees, representatives and agents may consult with legal counsel (whether such counsel will be regularly retained or specifically employed) in connection with providing the Operations Services and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.

(b) IN NO EVENT SHALL EITHER PARTY OR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS THEREOF BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THIS MANAGEMENT AGREEMENT PROVIDED HEREUNDER (OTHER THAN FOR DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY MANAGER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS), (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (iii) DAMAGES WHICH IN THE AGGREGATE WOULD EXCEED THE AMOUNT OF FEES PAID TO MANAGER UNDER THIS MANAGEMENT AGREEMENT (OTHER THAN FOR DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY MANAGER OR OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS). Each party hereby agrees to defend, indemnify and hold harmless the other party and its officers, directors, employees, representatives and agents for any liabilities to any Affiliate of the first party to the extent the provisions of this Section 10 would limit such liabilities if such Affiliate were a party and signatory hereto.

 11. Indemnification.

(a) Each of the RTE shall, jointly and severally, defend, indemnify and hold Manager, its officers, directors, employees, stockholders, representatives and agents and their respective Affiliates (collectively, the “Indemnified Parties”) harmless from and against all damages, losses, expenses or other liabilities incurred by the Indemnified Parties directly or indirectly as a result of providing the Operations Services during the Term; provided, however, that the RTE shall not be liable for any loss judicially determined to have been caused by the gross negligence or willful misconduct of an Indemnified Party.

(b) All claims for indemnification under this Section 11 arising from a third-party claim shall be asserted and resolved as follows:

(i) If an Indemnified Party becomes aware of a third-party claim that such Indemnified Party believes may result in a loss to such Indemnified Party, such Indemnified Party (or Manager on such Indemnified Party’s behalf) shall promptly notify the RTE of such claim; provided that the failure to so notify the RTE shall not relieve the RTE of any Liability that it may have to any Indemnified Party, except to the extent that the RTE demonstrates that the defense of such third-party claim is materially and adversely prejudiced by the failure to give such notice.

(ii) If an Indemnified Party (or Manager on its behalf) provides notice to the RTE of the assertion of a third-party claim, the RTE shall be entitled to assume the defense of such third-party claim unless the RTE is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or the RTE fails to provide reasonable assurance to the Indemnified Party of both the financial capacity of the RTE to defend such third-party claim, and the ability of the RTE to provide indemnification or to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party. After notice from the RTE to the Indemnified Party of its election to assume the defense of such third-party claim, the RTE shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the RTE assumes the defense of a third-party claim, (A) such assumption shall establish conclusively for purposes of this Management Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of such third-party claims may be effected by the RTE without the Indemnified Party’s prior written consent unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (2) the sole relief provided is monetary damages that are paid in full by the RTE, and (3) the Indemnified Party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its written consent. If notice is given to the RTE of the assertion of any third-party claim and the RTE does not, within ten (10) days after the Indemnified Party’s notice is provided, provide notice to the Indemnified Party of the election of the RTE to assume the defense of such third-party claim, then the Indemnified Party may assume the defense of such third-party claim at the expense of the RTE. The RTE shall be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party.

(iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Management Agreement, the Indemnified Party may, by notice to the RTE, assume the exclusive right to defend, compromise or settle such third-party claim, but the RTE shall not be bound by any determination of any third-party claim (including the losses incurred in connection therewith) so defended for the purposes of this Management Agreement or any compromise or settlement effected, without its written consent which shall not be unreasonably withheld or delayed.

(iv) If the RTE has consented to any settlement under this Section, the RTE shall not have the right, power or authority to object to the amount of any claim by any Indemnified Party with respect to and in accordance with such settlement.

(c) If an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, such Indemnified Party shall with reasonable promptness deliver a notice with respect to such claim to the RTE. Such notice shall set forth: (i) a brief description of the circumstances supporting such Indemnified Party’s claim against the RTE; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential losses that have arisen and may arise related to such claim. If the RTE does not notify such Indemnified Party within thirty (30) days from the date of receipt of such notice that the RTE disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the RTE hereunder.  In case the RTE shall object in writing to any claim made in accordance with this Section, the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the RTE. If after such period there remains a dispute as to any claim, the Indemnified Party and the RTE shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnified Party and the RTE should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If such parties do not so agree, the Indemnified Party and the RTE shall resolve such dispute pursuant to Section 13, below.

 12. Reserved.

 13. Arbitration.

(a) If a dispute arises concerning the matters contemplated by this Management Agreement, the Party defending the claim (the “Defending Party”), may, by written notice to the Party asserting the claim (the “Prosecuting Party”), demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator. The Prosecuting Party and the Defending Party shall use their respective best efforts to agree on the arbitrator, provided that if they cannot so agree within ten (10) Business Days, either the Prosecuting Party or the Defending Party can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Defending Party and Prosecuting Party an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the other about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Management Agreement, and shall be supported by written findings of fact and conclusions of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive.

(b) Judgment upon any award rendered by the arbitrator may be entered in any court having competent jurisdiction. Any such arbitration shall be held in Miami, Florida under the commercial rules then in effect for JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

 14. Amendment and Modification; Waiver of Compliance.  This Management Agreement may be amended, modified or supplemented only by written agreement of the RTE and Manager.  Except as otherwise provided in this Management Agreement, any failure of any Party to comply with any obligation, covenant or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

 15. Notices.  All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses:

If to the RTE:                                                         Rapid Link, Incorporated
5408 N. 99th Street
Omaha, NE 68134
                Attn: John A. Jenkins
Facsimile: (402) 392-7562

With a copy to:                                                      Richardson & Patel, LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, CA 90024
Attn: Ryan Hong, Esq.
Facsimile: (310) 208-1154

If to Manager:                                                       Blackbird Corporation
                300 – 71st Street
Miami Beach, FL 33141
Attn: Charles Zwebner
Facsimile: (866) 434-9773

With a copy to:                                                      Carlton Fields, P.A.
                4000 International Place
                100 S.E. Second Street
                Miami, Florida, 33131
Attn: Dennis J. Olle, Esq.
Facsimile: (305) 530-0055

Either party may at any time change its address for notice from time to time by giving notice to the other party or parties in accordance with this Section 15.

 16. Assignment.  This Management Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of Law, without the prior written consent of the other Party, subject to any required approvals.  Any other assignment of this Management Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 16 shall be null and void and shall not bind or be recognized by any of the RTE or Manager.

 17. Third Party Beneficiaries; Limitation of Liability.  Other than the rights to indemnification held by the officers, directors, stockholders, employees, agents and other representatives of Manager granted pursuant to Section 11, nothing in this Management Agreement shall be construed as giving any person other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Management Agreement.

 18. Severability.  If any provision of this Management Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Management Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Management Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

 19. Governing Law; Waiver of Jury Trial.  This Management Agreement shall be construed in accordance with and governed by the internal laws of the State of Nebraska.  Each of the Parties hereby waives trial by jury in any claim, action, suit, arbitration, inquiry, proceeding or investigation to which it is a party involving, directly or indirectly, any matter in any way arising out of, related to or in connection with the transactions contemplated in this Management Agreement.

 20. Counterparts.  This Management Agreement may be executed in one or more counterparts (including by facsimile transmission), each of which will be deemed an original and all of which together will constitute one and the same instrument.

 21. Entire Agreement.  This Management Agreement, the Share Exchange Agreement (including the Exhibits and the Schedules thereto) and the other collateral closing documents executed in connection with the Share Exchange Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the Parties with respect thereto.

 22. Headings.  The descriptive headings contained in this Management Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Management Agreement.

 23. No Partnership or Joint Venture Created.  Nothing in this Management Agreement shall be construed or interpreted to make Manager and the RTE partners or joint venturers, or to make one an agent or representative of the other, or to afford any rights to any third party other than as expressly provided herein.  Except as otherwise provided herein, neither Manager nor the RTE are authorized to bind the other to any contract, agreement or understanding.

 24. Confidentiality.  Any and all materials and information that a Party may from time to time receive from or on behalf of another Party in the course of performance of or otherwise in connection with this Management Agreement shall, to the extent constituting confidential or proprietary information as contemplated thereby, be in all respects subject to the provisions and protections of the confidentiality provisions set forth in the Share Exchange Agreement.

 25. Time of Essence; Specified Dates.  Time is of the essence for this Management Agreement and in the performance of the obligations and covenants to be performed or satisfied by the parties.  Wherever a date specified in this Management Agreement falls on a day other than a Business Day, the date shall be extended to the next succeeding Business Day.

 26. Amounts in United States Dollars.  All amounts of money set forth or referred to herein shall be in United States dollars.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Management Agreement on the day and year first written above.

RAPID LINK, INCORPORATED

By:
Name:
Title:

TELENATIONAL COMMUNICATIONS, INC.

By:
Name:
Title:

BLACKBIRD CORPORATION

By:
Name:
Title:

Exhibit A

Operations Services

The Operations Services described herein shall include, subject to the express limitations contained in the Management Agreement, the following services and activities:

1)	Network;

2)	Billing and Collections;

3)	Finance, Accounting and Tax;

4)	Regulatory;

5)	Sales and Marketing;

6)	Information Technology;

7)	Customer Care;

8)	Facilities;

9)	Human Resources;

10)	Contracts and Purchasing;

11)	Commercial Services; and

12)	Corporate Administration

Exhibit B

Budget